                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Hot Topic, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                HOT TOPIC, INC.
                             3410 Pomona Boulevard
                           Pomona, California  91768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 1, 1999

TO THE SHAREHOLDERS OF HOT TOPIC, INC.:

          Notice Is Hereby Given that the Annual Meeting of Shareholders of Hot Topic, Inc., a California corporation (the "Company"), will be held on Tuesday, June 1, 1999 at 10:00 a.m. local time at 3410 Pomona Boulevard, Pomona, California 91768, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending January 29, 2000.

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

          The Board of Directors has fixed the close of business on April 19, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. If you plan on attending the Annual Meeting, please call Jay A. Johnson at the Company at 909-869-6373.


                              By Order of the Board of Directors

                              /s/ Jay A. Johnson

                              Jay A. Johnson
                              Assistant Secretary


Pomona, California
April 28, 1999

          ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                HOT TOPIC, INC.
                             3410 Pomona Boulevard
                           Pomona, California  91768

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  June 1, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Hot Topic, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on June 1, 1999, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3410 Pomona Boulevard, Pomona, California 91768. The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 1999 to all shareholders entitled to vote at the Annual Meeting. If you plan on attending the Annual Meeting, please call Jay A. Johnson at the Company at 909-869-6373.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such service.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on April 19, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 19, 1999 the Company had outstanding and entitled to vote 4,595,931 shares of Common Stock.

     Except as provided below, each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 3410 Pomona Boulevard, Pomona, California 91768, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

     Proposals of shareholders that are intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company not later than January 2, 2000 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

     Unless a stockholder who wishes to bring a matter that will not be included in the proxy statement before the stockholders at the Company's 2000 annual meeting notifies the Company of such matter prior to March 17, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are seven nominees for the seven Board positions presently authorized pursuant to the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     The seven candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

     The names of the nominees and certain information about them are set forth below:

Name                                               Age      Position
---------------------------------------------    -------    --------------------------------------------------------
Robert M. Jaffe..............................      47       Chairman of the Board of Directors
Orval D. Madden..............................      50       President, Chief Executive Officer and Director
Edgar F. Berner..............................      67       Director
Stanley E. Foster............................      71       Director
Andrew Schuon................................      34       Director
Corrado Federico.............................      58       Director
Bruce A. Quinnell............................      50       Director

     Robert M. Jaffe has been Chairman of the Board of Directors of the Company since September 1992. Mr. Jaffe has served as President and Chief Executive Officer of Sorrento Associates, Inc. (the general partner of the Sorrento Venture funds, several of which are shareholders of the Company) since 1985. Mr. Jaffe previously was an investment banker with Merrill Lynch Capital Markets, Salomon Brothers and Goldman, Sachs & Company.

     Orval D. Madden founded Hot Topic in 1988, and has been the Company's President and Chief Executive Officer and a Director since its inception. Prior to founding Hot Topic, Mr. Madden was a Senior Vice President of Federated Department Stores' Children's Place and Accessory Place divisions, and was a Divisional Vice President for Carter-Hawley-Hale Stores' Broadway and Weinstock's Department Store division. In 1993, Mr. Madden was recognized as regional California retailing "Entrepreneur Of The Year" in a competition sponsored by Ernst & Young, Merrill Lynch, and Inc. Magazine.

     Edgar F. Berner has been a Director of the Company since 1990. Mr. Berner is the Vice President, Capital Development of Real Age, Inc. From 1991 to February 1999, Mr. Berner served as Chairman of the Board of Sweet Factory, Inc., a retail candy store chain, and he also served as Chief Executive Officer of that company from 1991 to January 1996. Prior to forming Sweet Factory, Mr. Berner was co-founder and Executive Vice President of Weekend Exercise Company. He has also held management positions with Fashion Conspiracy and The Price Club, and formerly served on the board of directors of Clothestime, Inc. and Edison Brothers. Mr. Berner currently serves as a director of Garden Fresh, Inc. and Barbeques Galore Ltd.

     Stanley E. Foster has been a Director of the Company since 1990. Mr. Foster is the President and CEO of Foster Investment Corporation, and the Chairman of Hang Ten International. He is also a director of Postal Annex, Accucom, Western Financial Savings Bank, WFS Financial, Carttronics, Inc., WestCorp, and a former Chairman of the Executive Committee of Pace Membership Warehouse, Inc.

     Andrew Schuon has been a director of the Company since January 1998. Since March 1998, Mr. Schuon has been Executive Vice President/General Manager of Warner Bros. Records Inc. Mr. Schuon is also a director of E4L, Inc. From 1992 to 1997, Mr. Schuon served as Executive Vice President of MTV where he was responsible for programming, music, production and talent.

     Corrado Federico has been director of the Company since December 1997. Mr. Federico is also a director of Bebe, Inc., a contemporary women's fashion chain with approximately 90 stores throughout the United States and the President of Corado, Inc., a land development company specializing in affordable housing. From 1986 to 1991, Mr. Federico served as President and CEO of ESPRIT, Inc.'s United States apparel, retail and mail order operations.

     Bruce A. Quinnell has been a director of the Company since September 1998. Mr. Quinnell is the President and Chief Operating Officer of Borders Group, Inc. From 1994 to 1997, Mr. Quinnell was the President and Chief Operating Officer of Waldenbooks.

Directors Not Continuing After the Annual Meeting

     Cece Smith has been a Director of the Company since August 1994. Since September 1986, Ms. Smith has been a General Partner of Phillips-Smith Specialty Retail Group, L.P., a retail venture capital investment firm. Prior to founding Phillips-Smith, Ms. Smith was an Executive Vice President of Pearle Health Services, Inc. and President of Pearle's Medical Division. Ms. Smith serves as a director of several private retail companies and Cheap Tickets, Inc., a publicly-held provider of discount airline tickets over the telephone and internet. Ms. Smith served as the Chairman of the Federal Reserve Bank of Dallas from January 1994 to December 1996. Ms. Smith has decided not to stand for re-election at the Annual Meeting.

Board Committees and Meetings

     During fiscal 1998 the Board of Directors held five meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Real Estate Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is currently composed of four non-employee directors: Messrs. Foster, Berner, Quinnell and Ms. Smith. It met two times during fiscal 1998.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of one employee director and four non-employee directors:
Messrs. Madden, Jaffe, Foster, Schuon and Quinnell. It met two times during fiscal 1998.

     The Nominating Committee evaluates and recommends individuals to be nominated for election to the Board. The Nominating Committee is currently composed of one employee director and two non-employee directors: Messrs. Madden, Jaffe and Berner. It met one time during fiscal 1998. No procedure has been established for the consideration of nominees recommended by shareholders.

     The Real Estate Committee evaluates and approves potential store sites. The Real Estate Committee is currently composed of one employee director and three non-employee directors: Messrs. Madden, Berner, Federico and Ms. Smith. It met fifteen times during fiscal 1998.

     During fiscal 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 29, 2000 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1999 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                                    Shares Beneficially Owned (1)
                                                                    -----------------------------
                                                                              Number of                Percent of
Directors, Officers and 5% Shareholders                                        Shares                     Total
-----------------------------------------------------------------   -----------------------------   ----------------
BankAmerica Corporation (2)......................................              511,375                    11.1%
  555 California Street
  San Francisco, CA  94104
Wellington Capital Management Co. LLP(3).........................              423,000                     9.2%
  75 State Street
  Boston, MA  02109
Robert M. Jaffe (4)..............................................              306,710                     6.6%
  Sorrento Associates, Inc.
  4370 La Jolla Village Drive, Suite 1040
  San Diego, CA  92122
Cece Smith (5)...................................................              291,256                     6.3%
  Phillips-Smith Specialty Retail Group III, L.P.
  5080 Spectrum Drive, Suite 700 West
  Dallas, TX 75248
Stanley E. Foster (6)............................................              273,177                     5.9%
  Foster Investment Corporation
  705 12th Avenue
  San Diego, CA  92101
Orval D. Madden (7)..............................................              228,434                     4.9%
Edgar F. Berner (8)..............................................               69,221                     1.5%
Elizabeth M. McLaughlin (9)......................................               33,512                     *
Jay A. Johnson (10)..............................................               41,088                     *
Marc R. Bertone (11).............................................               14,585                     *
Andrew Schuon(12)................................................                1,563                     *
Corrado Federico(13).............................................                1,563                     *
Bruce A. Quinnell................................................                   --                      --
All executive officers and directors as a group                              1,261,109                    26.4%
(11 persons)(14).................................................

----------------------------
*  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,624,431 shares outstanding on March 1, 1999, adjusted as required by rules promulgated by the SEC.

(2) Includes (i) 50,150 shares held by NB Holdings Corporation, a wholly-owned subsidiary of BankAmerica Corporation, (ii) 50,150 shares held by Nationsbanc Montgomery Securities Holdings Company, an entity affiliated with BankAmerica Corporation, (iii) 50,150 shares held by Nationsbanc Montgomery Securities LLC, an entity affiliated with BankAmerica Corporation, (iv) 8,928 shares held by BankAmerica Capital Corporation, an entity affiliated with BankAmerica Corporation, (v) 447,517 shares held by Bank of America NT&SA, an entity affiliated with BankAmerica Corporation,
     (vi) 402,766 shares held by BankAmerica Ventures, an entity affiliated with BankAmerica Corporation and (vii) 44,751 shares held by BA Venture Partners I, an entity affiliated with BankAmerica Corporation. By virtue of the corporate relationships of the various BankAmerica Corporation entities, BankAmerica Corporation, the parent entity, may be deemed to posses indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, high tier BankAmerica Corporation subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BankAmerica Corporation subsidiaries.

(3) All such shares are held by Wellington Management Company, LLP ("WMC") in its capacity as a registered investment adviser under the Investment Advisers Act of 1940, as amended. WMC disclaims beneficial ownership of all such shares.

(4) Includes 74,060 shares held by the Robert M. Jaffe Trust of which Mr. Jaffe is Trustee. Also includes 10,917 shares held by Sorrento Associates, Inc.; 64,228 shares held by, and 1,069 shares subject to options exercisable within 60 days of March 1, 1999 held by, Sorrento Ventures II, L.P.; and 155,704 shares held by, and 732 shares subject to options exercisable within 60 days of March 1, 1999 held by, Sorrento Ventures IIB, L.P. Mr. Jaffe is the President and Chief Executive Officer of Sorrento Associates, Inc., which is the general partner of Sorrento Ventures, Sorrento Equity Partners, L.P. and Sorrento Equity Partners II, L.P. Sorrento Equity Partners, L.P. is the general partner of Sorrento Ventures II, L.P. and Sorrento Equity Partners II, L.P. is the general partner of Sorrento Ventures IIB, L.P. Mr. Jaffe disclaims beneficial ownership of shares held by all such entities, except to the extent of his pecuniary or pro rata interest in such shares.

(5) Includes 281,021 shares held by and 1,802 shares subject to options exercisable within 60 days of March 1, 1999 held by Phillips-Smith Specialty Retail Group III, L.P., the general partner of which is Phillips-Smith Management Company. Ms. Smith is a general partner of Phillips-Smith Management Company. Ms. Smith disclaims beneficial ownership of all of such shares, except to the extent of her pecuniary or pro-rata interest in such shares.

(6) Includes 260,376 shares held by The Stanley E. Foster and Pauline M. Foster Trust of which Mr. Foster is co-trustee. Also includes 12,801 shares subject to options exercisable within 60 days of March 1, 1999.

(7) Includes 44,375 shares subject to options held by Mr. Madden exercisable within 60 days of March 1, 1999. Also includes 177,897 shares held jointly by The Orval and LeAnn Madden Trust of which Mr. Madden is the trustee, and 5,500 shares held by and 662 shares subject to options exercisable within 60 days of March 1, 1999 held by LeAnn Madden.

(8) Includes 62,545 shares held by The Edgar F. Berner Trust, of which Mr. Berner is trustee, and 1,500 shares held by The Julia A. Berner Trust, of which Mr. Berner's wife is the trustee. Also includes 5,176 shares subject to options exercisable within 60 days of March 1, 1999.

(9) Includes 29,250 shares subject to options exercisable within 60 days of March 1, 1999.

(10) Includes 37,906 shares subject to options exercisable within 60 days of March 1, 1999.

(11) Includes 14,377 shares subject to options exercisable within 60 days of March 1, 1999.

(12) Includes 1,563 shares subject to options exercisable within 60 days of March 1, 1999.

(13) Includes 1,563 shares subject to options exercisable within 60 days of March 1, 1999.

Compliance with the Reporting Requirements of Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except the following: one late Form 4 was filed for Ms. Smith regarding one transaction involving 3,000 shares.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     As consideration for service on the Company's Board of Directors, each director is reimbursed for reasonable out-of-pocket expenses in connection with such director's travel to and attendance at Board and committee meetings. Non-employee directors receive a $4,000 fee for their attendance at each regularly scheduled quarterly Board meeting, a $500 fee for their attendance at each special meeting of the Board and a $500 fee for their attendance at each committee meeting, except that no director can be compensated more than $2,000 annually for meetings of a particular committee. In fiscal 1998, the total compensation paid to non-employee directors was $112,500.

     Each non-employee director of the Company also receives stock option grants under the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. Each non-employee director is automatically granted an option to purchase 5,000 shares upon becoming a member of the Board of Directors and an option to purchase 1,250 shares upon each annual meeting of shareholders of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is the fair market value of the Common Stock subject to the option on the date of the option grant. An option granted under the Directors' Plan may not be exercised until the date upon which the optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to 25% of the option shares and 6.25% of the option shares shall become exercisable each quarter thereafter in accordance with its terms. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

     During the last fiscal year, the Company granted options under the Directors' Plan as follows:12,688 shares at an exercise price per share of $24.25 on February 18, 1998, to the following non-employee directors:
SorrentoVentures ll, L.P., SorrentoVentures llB, L.P., Phillips-Smith Specialty Retail Group lll, L.P., Stanley Foster, and Edgar Berner; 6,250 shares at an exercise price of $20.00 on May 27, 1998, to the following non-employee directors; Sorrento Ventures ll L.P., Sorrento Ventures, llB L.P., Phillips-Smith Specialty Retail Group, Stanley Foster and Edgar Berner; and 5,000 shares at an exercise price of $14.00 on September 14, 1998 to Bruce Quinnell. The fair market value of such Common Stock on the dates of the grants were equal to the exercise price per share (based on the closing price per share of the Company's Common Stock as quoted on the Nasdaq National Market on the date of grant). No options were exercised under the Directors' Plan in fiscal 1998.

Compensation of Executive Officers

     The following table shows for the fiscal years ended February 1, 1997, January 31, 1998 and January 30, 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four highest compensated executive officers of the Company who earned more than $100,000 in fiscal 1998 (collectively, the "Named Executive Officers"):

                               Summary Compensation Table
                                                                             Long-Term
                                                                           Compensation
                                             Annual Compensation              Awards
                                            ---------------------      ------------------
                                                                            Securities
Name and Principal                           Salary      Bonus              Underlying             All Other
Position                             Year     ($)        ($)(1)              Options             Compensation($)
-----------------------------     --------  ---------   ---------      ------------------      ------------------
Orval D. Madden,                     1998   $300,000    $150,000              42,000               $19,576(2)
 President and Chief Executive       1997   $300,000    $150,000             100,000               $13,105(2)
  Officer                            1996   $200,000    $100,000              10,000               $ 8,673(2)

Elizabeth M. McLaughlin,             1998   $187,000    $ 60,000              20,000               $10,471(3)
 Vice President, General             1997   $170,000    $ 60,000              50,000               $ 4,494(3)
  Merchandise Manager                1996   $148,000    $ 40,000              10,000               $ 2,202(3)

Jay A. Johnson,                      1998   $184,200    $ 60,000              20,000               $ 2,003(4)
 Chief Financial Officer and         1997   $166,300    $ 60,000              50,000               $ 3,418(4)
  Assistant Secretary                1996   $144,500    $ 55,000               2,500                    --

Marc R. Bertone,                     1998   $175,400    $ 64,429              12,000               $10,872(5)
 Vice President,                     1997   $162,000    $ 55,000              25,000               $ 7,171(5)
 Real Estate and Construction        1996   $145,250    $ 40,000               5,000                    --

____________________

(1) 1998 amounts reflect bonuses earned in fiscal 1998 and paid in fiscal 1999, 1997 amounts reflect bonuses earned in fiscal 1997 and paid in fiscal 1998, and 1996 amounts reflect bonuses earned in fiscal 1996 and paid in fiscal 1997.

(2) Of these amounts $12,480, $5,371 and $2,679 represent an automobile allowance in fiscal 1998, fiscal 1997 and fiscal 1996, respectively; $5,241, $5,240 and $5,993 represent long-term disability insurance payments in fiscal 1998, fiscal 1997 and fiscal 1996, respectively; $1,855 and $2,493 represents life insurance premiums paid in fiscal 1998 and fiscal 1997.

(3) Of these amounts $1,305, $1,305 and $2,202 represent long-term disability insurance payments in fiscal 1998, fiscal 1997 and in fiscal 1996, respectively; $9,165 and $3,189 represent an automobile allowance in fiscal 1998 and fiscal 1997.

(4) Of these amounts $820 represents life insurance premiums paid in fiscal 1998; $1,183 and $3,418 represent long-term disability insurance premiums paid in fiscal 1998 and 1997, respectively.

(5) Of these amounts $9,351 and $1,981 represent an automobile allowance in fiscal 1998 and fiscal 1997, respectively; $1,550 and $5,190 represent long-tem disability insurance payments in fiscal 1998 and 1997, respectively.

                       Stock Option Grants And Exercises

     The Company grants options to its executive officers under the 1996 Plan. As of March 1, 1999, options to purchase a total of 848,751 shares were outstanding under the 1996 Plan and options to purchase 98,461 shares remained available for grant thereunder.

                       Option Grants in Last Fiscal Year

     The following table sets forth each grant of stock options made during the fiscal year ended January 30, 1999 to each of the Named Executive Officers:

                                                                Individual Grants


                                                                                                       Potential Realizable Value at
                             Number of       % of Total                                                  Assumed Annual Rates of
                            Securities         Options                                                  Stock Price Appreciation
                            Underlying        Granted to       Exercise or   Market Price                  for Option Term (3)
                             Options          Employees        Base Price     on Date of    Expiration -----------------------------
Name                        Granted(1)    in Fiscal Year(2)     ($/Sh)         Grant          Date           5%           10%
------------------------  -------------   -----------------   ------------  -------------  ----------- ------------   --------------

Orval D. Madden               42,000             16.1%             $21.63         $21.63    05/27/08       $572,330    $1,444,451

Jay A. Johnson                20,000              7.7%             $21.63         $21.63    05/27/08       $272,538    $  687,834

Elizabeth M. McLaughlin       20,000              7.7%             $21.63         $21.63    05/27/08       $272,538    $  687,834

Marc R. Bertone               12,000              4.6%             $21.63         $21.63    05/27/08       $163,523    $  412,700

____________________

(1) Options become exercisable over a 4 year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 261,400 shares granted to employees in fiscal 1998, including the Named Executive Officers.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all shareholders.

                    Aggregated Fiscal Year-End Option Values


     The following table sets forth information with respect to the number and value of securities acquired upon the exercise of options by the Named Executive Officers during fiscal 1998 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of January 30, 1999:


                                                                          Number of Securities           Value of Unexercised
                                                                         Underlying Unexercised          In-the-Money Options
                                                                      Options at Fiscal Year-End(1)      at Fiscal Year-End(2)
                                                                     -------------------------------   ---------------------------
                              Shares Acquired on     Value Realized
Name                               Exercise            on Exercise    Exercisable     Unexercisable    Exercisable   Unexercisable
----                          -------------------    --------------  -------------   ---------------   -----------  --------------
Orval D. Madden.............       20,309              $205,248         37,500          108,250         $      0         $29,550
Jay A. Johnson..............        6,000              $128,000         32,281           56,719         $127,297         $51,297
Elizabeth M. McLaughlin.....       26,000              $487,480         26,125           54,375         $ 65,990         $24,625
Marc R. Bertone.............       11,800              $264,251         12,500           29,500         $ 24,625         $14,775

____________________
(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Based on the fair market value of the Common Stock as of January 30, 1999. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

                             Employment Agreements

     The Company entered into an Employment Agreement and a Consulting Agreement with Mr. Madden in August 1994. Such Employment Agreement and Consulting Agreement terminated in August 1997.

     The Company entered into a letter employment agreement with Ms. McLaughlin in August 1994, which provides for an annual salary of $120,000, subject to adjustment by the Company, and which incorporates certain consulting requirements. Either party may terminate the agreement without cause upon nine months' notice, and during such nine month period, Ms. McLaughlin will serve as a consultant to the Company (for a minimum of ten hours per week) and will be compensated at a rate of two-thirds her most recent annual base salary. The letter agreement prohibits Ms. McLaughlin from competing against the Company during such time.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is appointed by the Board and is comprised of three non-employee directors and one employee director. The Committee advises the Board on all compensation matters concerning the Company's executive officers.

Overall Compensation Policy

     The Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executives. The objective of the Committee in determining the type and amount of executive officer compensation is to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that allows the Company to attract and retain talented executive officers and to align their interests with those of shareholders.

Base Salary

     During fiscal 1998, the base salaries for the executive officers were intended to be competitive with salaries of similar executive positions in comparable companies in the Company's industry. Annual adjustments in base salaries are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part the prior year's business and individual performance achievements. The Chief Executive Officer's base salary for fiscal 1998 was determined in this manner to be $300,000, as noted in the summary compensation table.

Bonus

     Annual incentive bonuses are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the Company, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability for the fiscal year. Awards are made by the Board upon receiving the Compensation Committee's recommendations. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual financial plan. Upon the achievement of various increasing levels of profitability above the minimum target level, the Committee may choose to increase bonuses accrued to the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of profitability and return consistent with increasing shareholder value.

     Cash bonuses earned under the Incentive Plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's outside auditors.

Long Term Incentives

     The final portion of the executive officers' compensation during fiscal 1998 consisted of incentive stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year." It is this award that the Company has utilized to provide long term incentives.

Chief Executive Officer Compensation

     During fiscal 1998, Mr. Orval Madden, President and Chief Executive Officer of the Company and member of the Board, received a base salary of $300,000, the same as in fiscal 1997, and was eligible to earn a bonus under a specific plan approved by the Committee . Among the factors considered by the Committee in its consideration of Mr. Madden's performance were net income results, new store openings, the Company's performance compared to a Peer Group performance and the further strengthening of the Company's personnel and systems infrastructure.

     Mr. Madden's incentive bonus award for fiscal 1998 earned under the plan was based substantially on the financial performance of the Company for the fiscal year 1998. On that basis, Mr. Madden received an annual incentive bonus award of $ 150,000.

     Mr. Madden was granted stock options under the 1996 Plan for 42,000 shares of Common Stock on May 27, 1998 at the option price of $21.63 per share.

     The Company entered into an Employment Agreement and a Consulting Agreement with Mr. Madden in August 1994. Such Employment Agreement and Consulting Agreement terminated in August 1997.

Section 162(m) Of The Internal Revenue Code

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. At this time, the amount of compensation (as defined for Code Section 162(m) purposes) paid to the Company's executive officers does not exceed the $1 million pay limit and will most likely not be affected by the statute and regulations in the near future. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the 1996 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

                         Compensation Committee

                         Robert M. Jaffe
                         Stanley E. Foster
                         Andrew Schuon
                         Bruce A. Quinnell
                         Orval Madden


Compensation Committee Interlocks and Insider Participation

     Messrs. Jaffe, Foster, Schuon, Quinnell and Madden currently serve as members of the Compensation Committee. Mr. Jaffe is President and Chief Executive Officer of Sorrento Associates, Inc., which is the general partner of Sorrento Ventures and Sorrento Equity Partners, L.P., the general partner of Sorrento Ventures II, L.P. and Sorrento Equity Partners II, L.P., the general partner of Sorrento Ventures IIB, L.P. Mr. Foster is a Co-Trustee of the Stanley & Pauline Foster Trust. Mr. Madden is currently the Chief Executive Officer of the Company. Compensation of Messrs. Jaffe, Foster, Schuon and Quinnell, as well as the other non-employee members of the Board, is determined by the entire Board with a view to attracting and retaining talented individuals to serve as directors. Compensation of Mr. Madden is determined by the non-employee members of the Board.

     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq CRSP Retail Trade Index, and the Nasdaq Market Index for the period that commenced September 24, 1996 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market System) and ended on January 30, 1999. The graph assumes that all dividends have been reinvested.




                      COMPARATIVE CUMULATIVE TOTAL RETURN
                             AMONG HOT TOPIC, INC.,
              NASDAQ CRSP RETAIL TRADE INDEX, NASDAQ MARKET INDEX


                 ----------------FISCAL YEAR ENDING---------------
COMPANY/INDEX/MARKET                  9/24/96    12/31/96     6/30/97      12/31/97      6/30/98      1/30/99

Hot Topic Inc                          100.00      75.60        86.12        87.08         90.91       49.28
NASDAQ CRSP Retail Trade Index         100.00      93.95       100.97       110.67        135.23      136.73
NASDAQ Market Index                    100.00     104.71       117.67       128.44        154.42      206.31

_______________

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party be reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company's Bylaws. The Company has also entered into employment agreements with certain of its executive officers. See "Employment Agreements."

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors

                              /s/ Jay A. Johnson

                              Jay A. Johnson
                              Assistant Secretary

April 28, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR FISCAL 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST
TO: ASSISTANT SECRETARY, HOT TOPIC, INC., 3410 POMONA BOULEVARD, POMONA, CALIFORNIA 91768.

                                HOT TOPIC, INC.

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                                  SHAREHOLDERS
                           TO BE HELD ON JUNE 1, 1999

  The undersigned hereby appoints Orval D. Madden and Jay A. Johnson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Hot Topic, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Hot Topic, Inc. to be held at the Company's offices located at 3410 Pomona Boulevard, Pomona, California, 91768 on Tuesday, June 1, 1999 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to serve for the ensuing year and until their successors are elected.

            [_] FOR all nominees             [_] WITHHOLD AUTHORITY to
                listed below (except             vote for all nominees
                as marked to the                 listed below.
                contrary below).

         Nominees:   Robert M. Jaffe, Orval D. Madden, Edgar F. Berner,
                     Stanley E. Foster, Andrew Schuon,
                     Corrado Federico, Bruce A. Quinnell

   To withhold authority to vote for any nominee(s) write the name(s) of such nominee(s) below:

            ------------------------------------------------------

            ------------------------------------------------------
                   (Continued and to be signed on other side)

                          (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending January 29, 2000.

          [_] FOR           [_] AGAINST          [_] ABSTAIN

                                           DATED                 , 1999

                                           ----------------------------

                                           ----------------------------
                                                   SIGNATURE(S)

                                           Please sign exactly as your
                                           name appears hereon. If the
                                           stock is registered in the
                                           names of two or more
                                           persons, each should sign.
                                           Executors, administrators,
                                           trustees, guardians and
                                           attorneys-in-fact should
                                           add their titles. If signer
                                           is a corporation, please
                                           give full corporate name
                                           and have a duly authorized
                                           officer sign, stating
                                           title. If signer is a
                                           partnership, please sign in
                                           partnership name by
                                           authorized person.

    Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.